EXHIBIT 23.2



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                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statement on Form S-8 of VTEL Corporation with respect to the consolidated financial statements of Compression Labs, Inc. as of December 31, 1995 and 1994, and the related consolidated statement of operations, stockholders' equity, and cash flows for each of the years in the two year period ended December 31, 1995, which report is included in the Annual Report on Form 10-K of VTEL Corporation for the year ended December 31, 1997.

KPMG PEAT MARWICK, LLP



Mountain View, California
March 30, 1998